                               STOCK PURCHASE AGREEMENT


    THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of this 31st day of July, 1996, by and among The Triumph Group, Inc., a Delaware corporation, or its nominee ("Buyer"), Advanced Materials Technologies Inc., an Arizona corporation (the "Company"), Daryl Jay Donkersloot ("Mr. Donkersloot") and Gayla Sue Donkersloot ("Mrs. Donkersloot") (with Mr. Donkersloot and Mrs. Donkersloot hereinafter collectively referred to as the "Stockholders").

                                       RECITALS

    The Company provides turbine engine coatings technologies to gas turbine engine manufacturers and repairs and recoating services in the gas turbine engine aftermarket. All of the issued and outstanding shares of capital stock of the Company are owned by the Stockholders.

    The Stockholders desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company (the "Shares"), for the consideration and on the terms set forth in this Agreement.

                                       AGREEMENT

    The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth in this Section 1:

         "ACQUIRED COMPANIES" means the Company and Special Processes of Arizona, Inc., an Arizona corporation which is a wholly owned Subsidiary of the Company.

         "BALANCE SHEET" has the meaning set forth in Section 3.4.

         "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously and as cost effectively as possible.

         "BUYER" has the meaning set forth in the first paragraph of this Agreement.

         "CLOSING" has the meaning set forth in Section 2.3.

         "CLOSING DATE" means the date and time as of which the Closing actually takes place.

         "COMPANY" has the meaning set forth in the Recitals of this Agreement.

         "CONSENT" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTRACT" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DAMAGES" has the meaning set forth in Section 11.2.

         "ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law.

         "ENVIRONMENTAL LAW" means any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e) protecting resources, species or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

         (g) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "FACILITIES" means any real property, leaseholds or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by any Acquired Company.

         "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.4 were prepared.

         "GOVERNMENTAL AUTHORIZATION" means any approval, Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any Legal Requirement.

         "HAZARDOUS ACTIVITY" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

         "HAZARDOUS MATERIALS" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "INTERIM BALANCE SHEET" has the meaning set forth in Section 3.4.

         "IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the IRC or any successor law.

         "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person other than an individual will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

         "OCCUPATIONAL SAFETY AND HEALTH LAW" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

         "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other governmental body or by any arbitrator.

    "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

         "PLAN" has the meaning set forth in Section 3.13.

         "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator.

         "PURCHASE PRICE" has the meaning set forth in Section 2.2.

         "RELATED PERSON" means with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). "Related Person" means with respect to a specified Person other than an individual:
(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar
capacity);    (d) any Person in which such specified Person holds a Material
Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c). For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

         "RELEASE" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

         "SECURITIES ACT" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SELLERS" means the Acquired Companies and the Stockholders.

         "SHARES" has the meaning set forth in the Recitals of this Agreement.

         "SUBSIDIARY" means, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "THREAT OF RELEASE" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "THREATENED" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any written demand or statement has been made or any written notice has been given that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

2. SALE AND TRANSFER OF SHARES; CLOSING.

         2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, the Stockholders will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from the Stockholders.

         2.2 PURCHASE PRICE. The purchase price for the Shares will be $7,500,000 (the "Purchase Price").

         2.3 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Nearhood & Associates, P.C., Suite 114N, 7501 East McCormick Parkway, Scottsdale, Arizona 85258, at 10:00 a.m. (local time), on July 31, 1996.

         2.4 CLOSING OBLIGATIONS.  At the Closing:

         (a) Buyer will deliver an amount equal to the Purchase Price by wire transfer of same day funds to an account specified by the Stockholders.

         (b) Upon bank acknowledgement of receipt of the Purchase Price wired by Buyer to the Stockholders' account, the Stockholders will deliver to Buyer certificates representing the Shares, accompanied by duly executed stock powers (the "Certificates"), for transfer to Buyer, with signatures guaranteed.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS. The Acquired Companies and the Stockholders (collectively, "Sellers"), jointly and severally, represent and warrant to Buyer that:

         3.1 ORGANIZATION AND GOOD STANDING. Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona, with full corporate power and authority to conduct its business as it is now being conducted. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         3.2 AUTHORITY AND LEGAL CAPACITY; DUE AUTHORIZATION, EXECUTION AND DELIVERY; NO CONFLICT.

         (a) The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery, and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, subject to the conditions set forth herein, have been duly authorized by all necessary corporate action on the part of the Company. Each Stockholder has the full power and legal right and authority to execute and deliver this Agreement and to perform his obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Sellers. This Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

         (b) Except as set forth in SCHEDULE 3.2 attached hereto, neither the execution and delivery of this Agreement nor the consummation or performance of any obligations hereunder will, directly or indirectly (i) contravene, conflict with or result in a violation of the charter or Bylaws of any Acquired Company;
(ii) contravene, conflict with or result in a violation of, or give any governmental body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Seller, or any of the assets owned or used by any Acquired Company, may be subject; (iii) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract. Except as set forth in SCHEDULE 3.2 attached hereto, Sellers are not required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

         3.3 CAPITALIZATION. The authorized equity securities of the Company consist of 1,000,000 shares of Common Stock, no par value per share ("Common Stock"), of which 20,613 shares of Common Stock are currently issued and outstanding, which, in the aggregate, constitute the Shares. Except as set forth in SCHEDULE 3.3 attached hereto, the Stockholders are the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. With the exception of the Shares (which are owned by the Stockholders), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. There are no Contracts relating to the issuance or transfer of any equity securities or other securities of any Acquired Company (other than a stock option agreement between Frank Boorboor and the Company and a stock purchase agreement between Frank Boorboor and Mr. Donkersloot, copies of which have been provided to Buyer (collectively, the "Boorboor Agreements"), and no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. The Acquired Companies neither own nor have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.4 FINANCIAL STATEMENTS.  Sellers have delivered to Buyer:
(a) consolidated reviewed balance sheets of the Acquired Companies as at March 31 in each of the years 1993 through 1995, and the related consolidated reviewed statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Valentine & Bond Ltd., independent certified public accountants, (b) a consolidated reviewed balance sheet of the Acquired Companies as at March 31, 1996 (including the notes thereto, the "Balance Sheet"), and the related consolidated reviewed statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Valentine & Bond Ltd., independent certified public accountants, and (c) a consolidated unaudited balance sheet of the Acquired Companies as at June 30, 1996 (including the notes thereto, the "Interim Balance Sheet"), and the related consolidated unaudited statements of income, changes in stockholders' equity, and cash flow for the three months then ended, including in each case the notes thereto. Except as set forth in SCHEDULE 3.4 attached hereto, such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the financial statements of the Acquired Companies.

         3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of the Acquired Companies, all of which have been made available to Buyer, have been maintained in accordance with sound business practices.

         3.6 TITLE TO PROPERTIES; ENCUMBRANCES. SCHEDULE 3.6 attached hereto contains a true and complete list of all real property, leaseholds, or other interests therein owned by any Acquired Company. The Acquired Companies own (with good and marketable title in the case of real property) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Interim Balance Sheet (except for personal property sold since the date of the Interim Balance Sheet in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Interim Balance Sheet (except for personal property acquired and sold since the date of the Interim Balance Sheet in the ordinary course of business and consistent with past practice). Except as set forth in SCHEDULE 3.6 attached hereto, all material properties and assets reflected in the Interim Balance Sheet are free and clear of all Encumbrances.

         3.7 CONDITION AND SUFFICIENCY OF ASSETS. To Sellers' Knowledge, the buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put. None of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To Sellers' Knowledge, the building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

         3.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the

Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 180 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. SCHEDULE 3.8 attached hereto contains a true and complete list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

         3.9 INVENTORY. All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies' operations.

         3.10 NO UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 3.10 attached hereto, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

         3.11 TAXES.

         (a) Except as set forth in SCHEDULE 3.11 attached hereto, the Acquired Companies have filed or caused to be filed all tax returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have made available to Buyer copies of all such tax returns filed since 1993. Except as set forth in SCHEDULE 3.11 attached hereto, the Acquired Companies have paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by any Acquired Company, except such taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Interim Balance Sheet.

         (b) Except as set forth in SCHEDULE 3.11 attached hereto, the charges, accruals, and reserves with respect to taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Interim Balance Sheet. All taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other Person.

         3.12 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Acquired Companies, taken as a whole, and no event has occurred or circumstance exists that may result in such a material adverse change.

         3.13 EMPLOYEE BENEFITS.

         (a) For purposes of this Section 3.13, the following terms have the meanings set forth below:

         "COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

         "COMPANY PLAN" means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

         "COMPANY VEBA" means a VEBA whose members include employees of any Acquired Company or any ERISA Affiliate of an Acquired Company.

         "ERISA AFFILIATE" means, with respect to an Acquired Company, any other Person that, together with the Company, would be treated as a single employer under IRC Section 414.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section
3(37)(A).

         "OTHER BENEFIT OBLIGATIONS" means all obligations, arrangements or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees or agents, other than obligations, arrangements and practices that are embodied in Plans.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

         "PENSION PLAN" has the meaning set forth in ERISA
Section 3(2)(A).

         "PLAN" has the meaning set forth in ERISA Section 3(3).

         "PLAN SPONSOR" has the meaning set forth in ERISA
Section 3(16)(B).

         "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

         "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multiemployer Plans.

         "VEBA" means a voluntary employees' beneficiary association under IRC
Section 501(c)(9).

         "WELFARE PLAN" has the meaning set forth in ERISA
Section 3(1).

         (b) SCHEDULE 3.13 attached hereto contains a true and complete list of all Company Plans and Company VEBAs of which an Acquired Company or any ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or in which an Acquired Company or any ERISA Affiliate of an Acquired Company participates or has participated, or to which an Acquired Company or any ERISA Affiliate of an Acquired Company contributes or has contributed and in which employees of the Acquired Companies participate, and identifies as such all Company Plans that are (i) defined benefit Pension Plans, (ii) Qualified Plans other than Pension Plans or (iii) Multiemployer Plans.

         (c) With respect to Company Plans and Company VEBAs identified in
SCHEDULE 3.13 attached hereto, Sellers have delivered to Buyer:

                   (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation or Company VEBA and of any related trust, including:

                             (A) all plan descriptions and summary plan
descriptions of Company Plans for which Sellers or the Acquired Companies are required to prepare, file and distribute, and

                             (B) all summaries and descriptions furnished to
participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations and Company VEBAs for which a summary plan description is not required;

                   (ii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies and the ERISA Affiliates of the Acquired Companies, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                   (iii) all registration statements filed with respect to any Company Plan;

                   (iv) all insurance policies purchased by or to provide benefits under any Company Plan;

                   (v) all Contracts with third party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Company Plan, Company Other Benefit Obligations or Company VEBA;

                   (vi) the most recent reports submitted by third party administrators, actuaries, investment managers, consultants or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation or Company VEBA;

                   (vii) the most current Form 5500 with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

                   (viii)    all notices that were given by any Acquired
Company or any ERISA Affiliate of an Acquired Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the two years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

                   (ix) all notices that were given by the IRS, the PBGC, or the Department of Labor to any Acquired Company, any ERISA Affiliate of an Acquired Company or any Company Plan within the two years preceding the date of this Agreement;

                   (x) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Company Plan that is a Qualified Plan; and

                   (xi) with respect to Title IV Plans, the most recent Form PBGC-1.

         (d) With respect to employees of the Company, except as set forth in
SCHEDULE 3.13 attached hereto:

                   (i) The Acquired Companies have performed, in all material respects, their respective obligations under all Company Plans, Company Other Benefit Obligations and Company VEBAs. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans, VEBAs and Obligations that have accrued but are not due.

                   (ii) The Acquired Companies, with respect to all Company Plans, Company Other Benefit Obligations and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation and Company VEBA in which an Acquired Company participates or to which an Acquired Company contributes is, in material compliance with ERISA, the IRC and other applicable laws, including the provisions of such laws expressly mentioned in this Section 3.13, including that:

                             (A) No transaction prohibited by ERISA Section 406
and no "prohibited transaction" under IRC Section 4975(c) have occurred with respect to any Company Plan.

                             (B) No Seller or Acquired Company has any
liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                             (C) No Seller or Acquired Company has any
liability to the PBGC with respect to any Plan or has any liability under ERISA
Section 502 or Section 4071.

                             (D) All filings required by ERISA and the IRC as
to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                             (E) All contributions and payments made or
accrued with respect to all Company Plans, Company Other Benefit Obligations and Company VEBAs are deductible under IRC Section 162 or Section 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

                   (iii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan, Company Other Benefit Obligation or Company VEBA is pending or, to Sellers' Knowledge, is Threatened.

                   (iv) Each Company Plan which is a Qualified Plan is in compliance with IRC Section 401(a); each trust for each such Plan is exempt from federal income tax under IRC Section 501(a) and each such Plan has been operated in compliance with applicable laws.

                   (v) Each Acquired Company and each ERISA Affiliate of an Acquired Company has met the minimum funding standard, and has made all contributions required, under ERISA Section 302 and IRC Section 402.

                   (vi) The Acquired Companies have paid all amounts due to the PBGC pursuant to ERISA Section 4007.

                   (vii) No Acquired Company or any ERISA Affiliate of an Acquired Company has ceased operations at any Facility or has withdrawn from any Title IV Plan in a manner that would subject any such entity or Sellers to liability under ERISA Section 4062(e), Section 4063, or Section 4064.

                   (viii) No Acquired Company or any ERISA Affiliate of an Acquired Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA Section 402 for the termination of, or the appointment of a trustee to administer, any Company Plan.

                   (ix) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or IRC Section 401(a)(29).

                   (x) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

                   (xi) The actuarial report for each Pension Plan of each Acquired Company and each ERISA Affiliate of an Acquired Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

                   (xii)     Since the last valuation date for each Pension
Plan of each Acquired Company and each ERISA Affiliate of an Acquired Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase, except insofar as such event or circumstance has occurred as a result of the operation of the Plan.

                   (xiii)    Except with respect to the transaction
contemplated by this Agreement, no reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred.

                   (xiv) Except with respect to annual premiums, no Seller or Acquired Company has Knowledge of any facts or circumstances that may give rise to any liability of any Seller, any Acquired Company or Buyer to the PBGC under Title IV of ERISA.

                   (xv) No Acquired Company or any ERISA Affiliate of an Acquired Company has withdrawn from any Multiemployer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multiemployer Plan that could result in any liability of any Acquired Company or Buyer to a Multiemployer Plan.

                   (xvi) No Acquired Company or any ERISA Affiliate of an Acquired Company has received notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

                   (xvii)    Except to the extent required under ERISA
Section 601 et seq. and IRC Section 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                   (xviii)   The Acquired Companies have substantially
complied with the provisions of ERISA Section 601 et seq. and IRC Section
4980B.

         3.14      COMPLIANCE WITH LEGAL REQUIREMENTS.  Except as set forth in
SCHEDULE 3.14 attached hereto, (i) each Acquired Company is in compliance with each Legal Requirement that is applicable to it, except where the failure so to comply would not reasonably be expected, in the aggregate, to have a material adverse effect on the operations or assets of the Acquired Company; and (ii) no Acquired Company has received, at any time since September 30, 1995, any written notice or other written communication from any governmental body regarding any actual or potential material violation of, or material failure to comply with, any Legal Requirement.

         3.15 LEGAL PROCEEDINGS; ORDERS.

         (a) Except as set forth in SCHEDULE 3.15 attached hereto, there is no pending Proceeding (i) that has been commenced by or against any Acquired Company; or (ii) that challenges, or that may have the effect of preventing or delaying, any of the transactions contemplated by this Agreement; and, to Sellers' Knowledge, no such Proceeding has been Threatened.

         (b) Except as set forth in SCHEDULE 3.15 attached hereto, there is no Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject that would reasonably be expected to have a material adverse effect on the operations or assets of any Acquired Company.

         3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
SCHEDULE 3.16 attached hereto, since the date of the Interim Balance Sheet, the Acquired Companies have conducted their businesses only in the ordinary course of business and there has not been any:

         (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, except as set forth in the Boorboor Agreements;

         (b) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Acquired Companies, taken as a whole;

         (c) entry into, termination of or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction, involving a total remaining commitment by or to any Acquired Company of at least $25,000; or

         (d) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property of any Acquired Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of any Acquired Company.

         Since the date of the Interim Balance Sheet, Sellers have not (a) taken any affirmative action, or failed to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur; (b) declared, set aside or paid any dividends or other distributions in respect of any Acquired Company's capital stock or redeemed, purchased or otherwise acquired any shares of any Acquired Company's capital stock (except pursuant to the Boorboor Agreements); (c) amended any Acquired Company's charter or Bylaws; or (d) made adjustments to the compensation of, or bonuses to, any Acquired Company's employees or entered into any new employment, severance or similar agreements or modified any such existing agreements.

         3.17 CONTRACTS; NO DEFAULTS.

         (a) SCHEDULE 3.17 attached hereto contains a true and complete list of:

              (i) each Contract that involves performance of services or delivery of goods or materials to or by one or more Acquired Companies of an amount or value in excess of $25,000

(other than the purchase of inventory in the ordinary course of business);

              (ii) each Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of one or more Acquired Companies in excess of $25,000;

              (iii) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

              (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property;

              (v) each licensing agreement or other Contract with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any intellectual property, to which any Acquired Company is a party;

              (vi) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person; and

              (vii) each Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person.

         (b) Except as set forth in SCHEDULE 3.17 attached hereto, each Acquired Company is in compliance with applicable terms and requirements of each Contract under which such Acquired Company has any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is bound.

         3.18 INSURANCE.

         (a) Sellers have delivered to Buyer true and complete copies of all policies of insurance (and applications therefor) to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is covered.

         (b) No Seller or Acquired Company has received (i) any written refusal of coverage, or (ii) any written notice of cancellation or any other written indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

         3.19 ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 3.19 attached hereto:

         (a) To Sellers' Knowledge, each Acquired Company is in compliance with, in all material respects, and is not in violation of or liable under, in any material respect, any Environmental Law. No Seller or Acquired Company received any actual or Threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets in which Sellers or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers or any Acquired Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (b) There are no pending (in which Sellers have received notice) or, to Sellers' Knowledge, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets in which any Acquired Company has an interest.

         (c) Except as set forth on SCHEDULE 3.19 attached hereto, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of Sellers, any other Person for whose conduct they are or may be held responsible or, to Sellers' Knowledge, any other Person has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers have or had an interest, except in full compliance with all applicable Environmental Laws.

         (d) There has been no Release or, to Sellers' Knowledge, Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers have or had an interest, or, to Sellers' Knowledge, any geologically or hydrologically adjoining property, whether by Sellers or any other Person.

         (e) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Sellers pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers or any other Person for whose conduct they are or may be held responsible with Environmental Laws.

         3.20 LABOR RELATIONS; COMPLIANCE.  Except as described in SCHEDULE
3.17 attached hereto, no Acquired Company is a party to any collective bargaining agreement. Since the date of the Interim Balance Sheet, there is not presently pending or existing, and to Sellers' Knowledge there is not Threatened, (a) any strike, slowdown, picketing, or work stoppage, (b) any Proceeding against any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, affecting any Acquired Company that would reasonably be expected to have a material adverse effect on any Acquired Company, or (c) any application for certification of a collective bargaining agent.

         3.21 INTELLECTUAL PROPERTY.

         (a) PATENTS. SCHEDULE 3.21 attached hereto contains a true and complete list of all patents and patent applications owned by the Acquired Companies (collectively, the "Patents"). One of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances and other adverse claims. No Patent is now involved in any interference, reissue, reexamination or opposition proceeding and, to Sellers' Knowledge, no such action is Threatened with respect to any of the Patents. To Sellers' Knowledge, no Patent is infringed or has been challenged or threatened in any way. To Sellers' Knowledge, none of the products manufactured and sold, nor any process or know-how used, by the Acquired Companies infringes or is alleged to infringe any patent or other proprietary right of any other Person.

         (b) TRADEMARKS. SCHEDULE 3.21 contains a true and complete list of all registered and unregistered trademarks and service marks owned by the Acquired Companies (the "Marks"). One of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances and other adverse claims. No Mark is now involved in any opposition, invalidation or cancellation proceeding and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks. To Sellers' Knowledge, no Mark is infringed or has been challenged or threatened in any way. To Sellers' Knowledge, none of the Marks used by the Acquired Companies infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

         3.22 CUSTOMERS. SCHEDULE 3.22 contains a true and complete list of all customers of each Acquired Company who or which accounted for five percent (5%) or more of such Acquired Company's gross sales in any of the three most recent years. Sellers have received no notice that, and have no reason to believe that, any customer of the Acquired Companies does not plan to continue to do business with the Acquired Companies or plans to reduce its volume of orders from the Acquired Companies or will not do business with Buyer on substantially the same terms and conditions as such customer currently is doing business with the Acquired Companies.

         3.23 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Except as expressly provided in this Agreement, Sellers have caused all indebtedness owed to the Acquired Companies by any Stockholder or Related Person of any Seller to be paid in full prior to Closing.

         3.24 DISCLOSURE. No representation or warranty of Sellers in this Agreement and no statement in the Schedules attached hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. Except as set forth in this Agreement, Sellers make no representations or warranties, express or implied, regarding the Shares or the Acquired Companies.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers that:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         4.2 AUTHORITY; DUE AUTHORIZATION, EXECUTION AND DELIVERY. Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         4.3 NO CONFLICT. Except as set forth in SCHEDULE 4.3 attached hereto, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated by this Agreement pursuant to (a) any provision of Buyer's charter or Bylaws; (b) any resolution adopted by the Board of Directors or stockholders of Buyer; (c) any Legal Requirement or Order to which Buyer may be subject; or (d) any Contract to which Buyer is a party or by which Buyer may be bound. Except as set forth in SCHEDULE 4.3 attached hereto, Buyer is not required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

         4.4 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         4.5 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To Buyer's Knowledge, no such Proceeding has been Threatened.

         4.6 AVAILABILITY OF FUNDS. Buyer has sufficient funds available to it to enable it to consummate the transactions contemplated by this Agreement.

5.  COVENANTS OF SELLERS.  [INTENTIONALLY OMITTED.]

6.  COVENANT OF BUYER.  [INTENTIONALLY OMITTED.]

7.  EMPLOYMENT AND EMPLOYEE BENEFIT ARRANGEMENTS.

         7.1 EMPLOYMENT.

         (a) CONTINUATION OF EMPLOYMENT. Following the Closing Date, Buyer will cause the Acquired Companies to continue to employ all employees of the Acquired Companies as of the Closing Date, including, without limitation, all employees who on the Closing Date are on layoff or leave of absence and who, under applicable policies and procedures of the Acquired Companies as in effect on the day immediately preceding the Closing Date, are entitled to recall or return rights which have not yet expired (including but not limited to circumstances where such employees have the right to be reinstated to active employment under the terms of an applicable collective bargaining agreement or applicable law, including, without limitation, the Family and Medical Leave Act of 1993, as amended, and the Americans with Disabilities Act of 1990, as amended, or upon the expiration of any holiday, vacation or leave taken pursuant to the policies or practices of the Acquired Companies as in effect on the day immediately preceding the Closing Date), who Buyer reasonably determines are able, with or without reasonable accommodation, to adequately perform all of the essential functions of the job that they held immediately prior to the Closing; PROVIDED, HOWEVER, that neither Buyer nor the Acquired Companies is required to continue such employment thereafter.

         (b) INSTALLATION OF BUYER'S BENEFIT PLANS. On or prior to the Closing Date, the Acquired Companies shall contribute to the accounts of participants under each Company Plan any contributions that the Acquired Companies are required to make with respect to such accounts based on service as of the Closing Date. As of the Closing Date, Buyer will establish retirement and welfare benefit plans (including, without limitation, group health insurance), programs and arrangements for the benefit of the Acquired Companies' employees that are substantially comparable to those plans, programs and arrangements currently maintained by Buyer and its affiliates for their current employees. Buyer will cause the Acquired Companies to recognize, for all purposes, including but not limited to eligibility, vesting, level of benefits and benefit accruals, all service, compensation and plan participation credited to each employee by the Acquired Companies through the Closing Date. Those employee benefit plans, programs and arrangements in effect prior to the Closing Date for the benefit of the Acquired Companies' employees will be terminated by Buyer. Notwithstanding the foregoing, it is Buyer's expectation to maintain the Seller's existing benefit arrangements for a brief period of time following the Closing Date, to extend participation in the Buyer's 401(k) retirement plan on approximately October 1, 1996, and to convert the Seller's health, dental, vision and life insurance benefits into comparable (although not necessarily identical) arrangements maintained by the Buyer on approximately November 1, 1996. Buyer may require employees covered under the Buyer's above-described welfare benefit arrangements to pay a portion of the cost of coverage.

         (c) PERSONNEL INFORMATION. Sellers will furnish to Buyer such information in its personnel files as Buyer may reasonably request in connection with determining whether to continue or resume the employment of any person currently employed by the Acquired Companies after the Closing Date.

         7.2 NO THIRD PARTY BENEFICIARY RIGHTS. Nothing in this Section 7 will create any third party beneficiary rights in any employee or former employee of the Acquired Companies or Buyer (including any dependent or beneficiary thereof) to continued or resumed employment or to benefits that may be provided under any employee benefits plan or arrangement.

8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         8.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Sellers set forth in Section 3 hereof shall be true and complete as of the Closing in all material respects (giving full effect to any supplements to the Schedules that were delivered by Sellers to Buyer prior to the Closing Date).

         8.2 SELLERS' PERFORMANCE.  The covenants of Sellers set forth in
Section 7 hereof shall have been duly performed and complied with in all material respects.

         8.3 APPROVALS AND CONSENTS.  Each of the Consents identified in
SCHEDULE 3.2 attached hereto shall have been obtained and shall be in full force and effect.

         8.4 DELIVERY OF DOCUMENTS. Each of the following documents shall have been delivered to Buyer:

         (a) an opinion of Nearhood & Associates, P.C., dated the Closing Date, substantially in the form attached hereto as EXHIBIT 8.4(A);

         (b) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties set forth in Section 3 hereof is true and complete as of the Closing Date (giving full effect to any supplements to the Schedules that were delivered by Sellers to Buyer prior to the Closing Date), in the form attached hereto as EXHIBIT 8.4(B);

         (c) an employment agreement executed by Mr. Donkersloot, in the form attached hereto as EXHIBIT 8.4(C);

         (d) a non-competition agreement executed by Mr. Donkersloot, in the form attached hereto as EXHIBIT 8.4(D);

         (e) an asset purchase agreement executed by the Stockholders, in the form attached hereto as EXHIBIT 8.4(E), pursuant to which a facility and other assets owned by the Stockholders and used in connection with the Acquired Companies' businesses will be purchased by Buyer for a purchase price of $450,000;

         (f) a written acknowledgement of Allied Signal, Inc. that it (i) plans to continue to do business with the Acquired Companies, (ii) does not plan to reduce its volume of orders from the Acquired Companies, and (iii) will do business with Buyer on substantially the same terms and conditions as it currently is doing business with the Acquired Companies;

         (g) the Certificates; and

         (h) such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

         8.5 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there shall not have been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Acquired Companies, taken as a whole, and no event shall have occurred or circumstance shall exist that may result in such a material adverse change.

         8.6 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by the Stockholders to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

         8.7 NO PROCEEDINGS. There must not have been commenced or threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding
(a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

9. CONDITIONS PRECEDENT TO STOCKHOLDERS' OBLIGATION TO CLOSE. The Stockholders' obligation to sell the Shares and to take the other actions required to be taken by the Stockholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Stockholders, in whole or in part):

         9.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Buyer set forth in Section 4 hereof shall be true and complete as of the Closing in all material respects.

         9.2 BUYER'S PERFORMANCE. The covenant of Buyer set forth in Section 2.4(a) hereof shall have been duly performed and complied with in all respects, and the covenants of Buyer set forth in Section 7 hereof shall have been duly performed and complied with in all material respects.

         9.3 APPROVALS AND CONSENTS.  Each of the Consents identified in
SCHEDULE 4.3 attached hereto shall have been obtained and shall be in full force and effect.

         9.4 DELIVERY OF DOCUMENTS. Each of the following documents shall have been delivered to the Stockholders:

         (a) an opinion of Ballard Spahr Andrews & Ingersoll, dated the Closing Date, substantially in the form attached hereto as EXHIBIT 9.4(a);

         (b) a certificate executed by Buyer representing and warranting to Sellers that each of Buyer's representations and warranties set forth in Section 4 hereof is true and complete as of the Closing Date, in the form attached hereto as EXHIBIT 9.4(b); and

         (c) such other documents as the Stockholders may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated by this Agreement.

         9.5 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that

(a) prohibits the sale of the Shares by the Stockholders to Buyer, and (b) has been adopted or issued, or has otherwise become effective.

10.  TERMINATION.  [INTENTIONALLY OMITTED.]

11.  INDEMNIFICATION; REMEDIES.

         11.1 SURVIVAL. The representations and warranties set forth in this Agreement, the Schedules, any supplements to the Schedules that are delivered prior to the Closing Date, and any other certificate or document delivered pursuant to this Agreement, and the covenants and obligations set forth in this Agreement, will survive the Closing Date and, except for the representations set forth in Sections 3.3 (relating to capitalization) and 3.11 (relating to taxes) which will survive the Closing Date until the expiration of the applicable statutory period of limitation, and except for the representation set forth in
Section 3.19 (relating to environmental matters) which will expire on the sixth anniversary of the Closing Date, will expire on the second anniversary of the Closing Date, and, thereafter, no claim may be brought arising under or in connection with this Agreement or any of the transactions contemplated hereby; PROVIDED, HOWEVER, that any covenants and obligations of Buyer set forth in this Agreement to be performed by Buyer after the Closing Date will survive without limitation. The right to indemnification, payment of Damages (as defined in Section 11.2) or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

         11.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY STOCKHOLDERS. The Stockholders, jointly and severally, will indemnify and hold harmless Buyer, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees), or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Sellers in Section 3 of this Agreement, the Schedules, any supplements to the Schedules, or any other certificate or document delivered by Sellers to Buyer pursuant to this Agreement (including, without limitation, the Employment Agreement and the Non-Competition Agreement); (b) any breach by any Seller of any covenant or obligation of such Seller in this Agreement; (c) any product shipped or manufactured by, or any services provided by, the Acquired Companies prior to the Closing

Date; (d) any claim arising out of, relating to or in connection with the Acquired Companies on account of any matter arising, occurring or taking place prior to the Closing Date; (e) any claim or liability with respect to the investment by participants of their accounts under the Advanced Materials Technologies Inc. Retirement Savings Plan which claim or liability arises, in whole or in part, from that Plan's failure to comply with the requirements of
Section 404(c) of ERISA; or (f) any claim or liability with respect to an employee benefit plan or plans sponsored or maintained by Special Processes of Arizona, Inc. or Advanced Materials Joining Corp.

         The remedies provided in this Section 11.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

         11.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY STOCKHOLDERS -- ENVIRONMENTAL MATTERS. In addition to the provisions of Section 11.2, the Stockholders, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

         (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or by any other Person for whose conduct they are or may be held responsible; or

         (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing
Date), or (ii) Released or allegedly Released by Sellers or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

         Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Section 11.5 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

         11.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless the Stockholders, and will pay to the Stockholders the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement, the Schedules, any supplements to the Schedules or any certificate delivered by Buyer to Sellers pursuant to this Agreement; (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement; or (c) any claim arising out of, relating to or in connection with the Acquired Companies on account of any matter arising, occurring or taking place on or after the Closing Date.

         11.5 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

         (a) Promptly after receipt by an indemnified party under Sections
11.2, (to the extent provided in the last sentence of Section 11.3) 11.3, or
11.4 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

         (b) The indemnifying party will, unless the claim involves taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         11.6 PROCEDURE FOR INDEMNIFICATION-- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

12.  GENERAL PROVISIONS.

         12.1 EXPENSES. Except as otherwise expressly provided in this Agreement, (a) all expenses incurred by Buyer in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, Representatives, investment bankers, counsel, and accountants, whether incurred as of the date hereof or later incurred, will be paid by Buyer; and (b) all expenses incurred by Sellers in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, Representatives, investment bankers, counsel, and accountants, whether incurred as of the date hereof or later incurred, will be paid by the Stockholders. Further, Buyer will pay any fee required in order to obtain any Governmental Authorization necessary to consummate the transactions contemplated by this Agreement. Sellers will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement.

         12.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued, if at all, at such time and in such manner as Buyer determines. Prior to the Closing, unless consented to by Buyer in advance or required by Legal Requirements, Sellers will keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Buyer and Sellers will consult with each other concerning the means by which the Acquired Companies' employees, customers and suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated by this Agreement, and Buyer will have the right to be present for any such communication. Without limitation to the foregoing, the parties agree that the Purchase Price and other monetary terms of this Agreement will not be disclosed to any third party, except as may be required by Legal Requirements.

         12.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings or legal filings required to be made by Buyer.

         If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive any cause of action, right, or claim arising out of the access of Buyer or its Representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

         12.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier, provided that a copy is concurrently mailed by first class mail, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Sellers:       Advanced Materials Technologies Inc.
                        2015 West Alameda Drive
                        Tempe, Arizona 85282-3170

                        Attention:  Mr. Daryl Jay Donkersloot

                        Telecopier:  (602) 431-9051

                        with a copy to:

                        James R. Nearhood, Esq.
                        Nearhood & Associates, P.C.
                        7501 East McCormick Parkway, Suite 114N
                        Scottsdale, Arizona 85258

                        Telecopier:  (602) 998-0820

         Buyer:         The Triumph Group, Inc.
                        Four Glenhardie Corporate Center
                        1255 Drummers Lane, Suite 200
                        Wayne, Pennsylvania 19087-1565

                        Attention:  Mr. John R. Bartholdson

                        Telecopier:  (610) 975-0563
                        with a copy to:
                        Edward D. Slevin, Esq.
                        Ballard Spahr Andrews & Ingersoll
                        1735 Market Street, 51st Floor
                        Philadelphia, Pennsylvania 19103

                        Telecopier:  (215) 864-8999

         12.5 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         12.6 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         12.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (except the letter of intent between Buyer and Mr. Donkersloot dated May 15, 1996, and accepted May 31, 1996) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         12.8 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         12.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         12.10 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         12.11 GOVERNING LAW. This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.

         12.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                            BUYER:

                                            THE TRIUMPH GROUP, INC.



                                            By:  /s/Richard C. Ill
                                                 -------------------------
                                                 President and Chief Executive
                                                    Officer

                                            THE COMPANY:

                                            ADVANCED MATERIALS TECHNOLOGIES
                                               INC.



                                            By:  /s/Daryl Jay Donkersloot
                                                 ---------------------------
                                                 Daryl Jay Donkersloot
                                                 President


                                                 THE STOCKHOLDERS:

                                                 /s/Daryl Jay Donkersloot
                                                 -------------------------
                                                 Daryl Jay Donkersloot


                                                 /s/Gayla Sue Donkersloot
                                                 ----------------------------
                                                 Gayla Sue Donkersloot